STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement"), dated April 12, 2013 by and between Morris Stodard (the "Seller") and Master Distributors, Inc. d/b/a Beverage Network of Maryland, Inc. ("MD"), a Maryland corporation with a principal place of business at 8106 Stayton Drive, Jessup, Maryland 20794 and New Leaf Distribution, Inc. ("NLD") a New Jersey corporation, with a principal place of business at One DeWolf Road, Suite 208, Old Tappan, NJ 07675.

WITNESSETH:

WHEREAS, the Seller is the owner of 202 shares of common stock, with no par value, representing all the issued and outstanding shares (the "Shares") of MD; and

WHEREAS, Seller desire to sell, and NLD desires to purchase, all of the Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1. Purchased Shares

Subject to the terms and conditions herein stated, Seller hereby agrees to sell, transfer and deliver to NLD on the Closing Date, and NLD hereby agrees to purchase from Seller on the Closing Date, all right, title and interest of Seller in and to the Shares for a total purchase price of $2,900,000.00 subject to adjustment as provided below. Such purchase price shall be paid:

1.1 $ 1,150,000.00 in cash payable to the Seller ("Cash Portion");

a. $150,000.00 paid to Seller in 3 monthly installments: one at closing for $ 50,000, one 30 days after the closing for $ 50,000 and one 60 days after the closing for $ 50,000;

b. $100,000.00 paid to Seller over 12 months in equal monthly installments of $ 8,333.33 with first payment to occur 120 days after closing;

c. $500,000.00 paid to Seller over 30 months in equal monthly installments of $16,666.66 with first payment to occur 120 days after closing;

d. $100,000.00 to be paid to Seller on or before April 15, 2014;

e. $100,000.00 to be paid to Seller on or before April 15, 2015;

f. $100,000.00 to be paid to Seller on or before April 15, 2016;

g. $100,000.00 to be paid to Seller on or before April 15, 2017.

1.2 $1,750,000.00 through the issuance of 1,750 shares New Leaf Brands, Inc. ("NLEF") newly designated preferred stock ("New Leaf Shares") as set forth in the Certificate of Designation annexed hereto as Exhibit 1.2. The New Leaf Shares, which will be fully paid and non-assessable, a certificate for the New Leaf Shares will be provided to Seller at closing.

1.3 Seller possesses 3,000,000 shares of common stock of New Leaf Brands. New Leaf Brands commits to have the restrictive legends on these shares removed as soon as possible but no later than 60 days.

1.4 The Shares will be held in escrow by the Seller's attorney. In the event that NLD fails to make any of the payments set forth in 1.1(a) through 1.1(c) as set forth above, then the parties shall abide by the Escrow Agreement. Upon receiving written notice, signed by NLD, the Seller and MD, that the payments set forth in 1.1(a) through 1.1(c) have been made, the Shares shall be released to NLD. In the interim, NLD shall have the right to vote the Shares in escrow and receive any dividend provided that NLD is not in default of this Agreement.

1.5 NLD shall not make any distributions or pay any dividends from MD to its shareholders until the Cash Portion has been paid in full.

2. Seller Employment. At the Closing, the parties shall execute Employment Contract between Seller and MD attached as Exhibit 2.

3. Closing Date

The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on April 12, 2013 (the "Closing Date").

4. Representations and Warranties

4.1 **By MD.** MD, represents and warrants as follows and acknowledge that NLD is relying upon such representations and warranties in connection with the purchase by NLD of the Shares:

(a) MD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland;

(b) The authorized capital stock of MD consists of 1,000 shares of common stock of such authorized capital stock, only 202 shares of common stock have been duly issued and are outstanding;

(c) No person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) which has the effect of or is capable of becoming an agreement, option or warrant, for the purchase from MD of any securities (including convertible securities) of MD other than the lien Paul Greenberg currently enjoys;

(d) The Shares are owned by Seller as the respective registered and beneficial owner of record;

(e) No person, corporation or other entity (other than pursuant to this Agreement) has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) which has the effect of or is capable of becoming an agreement, option or warrant, for the purchase of any of the Shares other than the lien Paul Greenberg currently enjoys;

(f) Intentionally Omitted.

(g) MD has all requisite power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance of this Agreement;

(h) MD has not been informed that its shares are invalid in Delaware.

(i) MD has, to the date hereof, filed all federal, state and local tax returns and paid or made adequate reserve on its books for all taxes, assessments and other impositions as and to the extent required by law;

(j) MD is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business, and has in full force and effect all licenses, permits and other authorizations required for the conduct of its business as presently constituted;

(k) MD maintains, has in full force and effect, and has paid all premiums in respect of insurance covering its business and assets against such hazards and in such amounts as are normal and customary for similar businesses of similar size in the locality;

(l) MD is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement or other commitment for the employment or retention of any person except that as set forth on the MD disclosure schedule;

(m) MD does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of any employee, former employee or other person;

(n) There is no pending or, to MD's knowledge, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against or relating to MD's business;

(o) MD has the valid right to utilize all trade names, trademarks, patents, trade secrets and other intellectual property utilized in its business and has not received notice of any claimed infringement of any such intellectual property with the rights or property of any other person;

(p) At Closing, MD shall provide complete and correct copies of the Articles of Incorporation and By Laws of MD as same are in effect now and which, MD hereby covenant, will be in effect at the Closing without any further amendments (unless agreed to in advance in writing by NLD).

(q) Brokers or Finders. Neither the Seller nor MD has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby.

(r) Disclosure. No representation or warranty by MD contained in this Agreement, nor any written statement or certificate furnished by MD to the NLD or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading.

(s) Books and Records. The books of account and other records of the Company, all of which have been made available to NLD, are true and correct. MD has provided NLD with all written records of all meetings held by, and corporate or limited liability MD action taken by, the shareholders, the board of directors, committees of the board of directors or the manager(s) and/or members of the Company. The stock books or equivalent records of MD are true, complete and correct. As of the date hereof, all of such books and records are in the possession of MD. True, complete and correct copies of the minute books, stock books or equivalent records of MD have been provided to NLD.

(t) Financial Statements; Undisclosed Liabilities.

MD does not have any known liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) reflected in the Financial Statements, (ii) incurred since the date of the Financial Statements, in the ordinary course

of business consistent with past practice, which are of the same general nature and amount as those set forth on the face of the Financial Statements, other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law, in each case as otherwise disclosed herein, or incurred in connection with this Agreement.

(u) Accounts Receivable. All accounts receivable of the MD that are reflected on the Financial Statements or on the accounts receivable ledger of the MD as of the date hereof (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made in the ordinary course of business.

(v) Condition and Sufficiency of Assets. The assets owned or used by the Company, including, without limitation, all inventories, are adequate for the uses to which they are being put and sufficient for the continued conduct of its business after the date hereof in substantially the same manner as conducted prior to the date hereof.

(w) Contracts

(i) At closing, MD shall provide true and accurate copies a list of all contracts which: (i) involve the Company; (ii) involve monetary commitments by any party in excess of $5,000 and (iii) cannot be canceled without penalty on thirty (30) days notice or less.

(ii) All the contracts listed in Exhibit 4.1(dd) are valid and binding obligations of MD, and, to MD's knowledge, of the other party or parties thereto, enforceable against MD, and, to MD's knowledge, of the other party or parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights in general, or by general principles of equity.

(ee) Insurance. At closing, MD shall provide true and accurate copies of all the insurance policies of the Company, There has been no default in the payment of premiums on any of such policies and, to the MD's knowledge, there is no ground for cancellation or avoidance of any such policies or any ncrease in the premiums thereof, or for reduction of the coverage provided thereby.

(ff) Environmental Matters. No event has occurred or condition exists or operating practice is being employed that under current law MD is aware of that could give rise to liability on the part of the Company, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest and expenses (including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, or removal), arising under any presently enacted

federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the presence, handling, storage, use, transportation, disposal, treatment, discharge and/or release of any Substances in or near or from facilities used by the Company. As used in this Section (ff) the term "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto.

(gg) Employee Benefits.

(i) MD does not, directly or through any trade or business which together with Seller would be treated as a "single employer" within the meaning of Code Section 414(b), (c), (m) or (o) ("Controlled Group Member"), maintain or contribute (or have an obligation to contribute) to (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA, whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). True and complete copies of all written Employee Benefit Plans have been delivered to NLD.

(ii) Each Employee Benefit Plan maintained by MD or any Controlled Group Member (and each related trust, custodial account or insurance contract) complies in form and in operation with all applicable governmental requirements, including ERISA and the Code, except where failure to comply would not have a material adverse effect, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law.

(iii) No charge, complaint, action, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan of MD or any Controlled Group Member (other than routine claims for benefits) is pending or, to Seller' knowledge, threatened, and to the knowledge of Seller, no facts exist that could form the basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(iv) MD and its Controlled Group Members (A) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (B) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title

IV of ERISA) or due to the termination or reorganization of such a plan. Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

(ii) Inventories.

All inventories of MD are of good, usable and merchantable quality and do not include obsolete or discontinued items. There are adequate reserves to cover any potential obsolete inventory. All such inventories are of such quality as to meet the quality control standards of MD and any applicable governmental quality control standards, all such finished goods are saleable as current inventories at the current prices of MD in the ordinary course of business, all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP and no write-down in inventory has been made or should have been made pursuant to GAAP during the 2011 fiscal year.

(jj) Product Warranties; Customer Disputes. MD has provided NLD with a copy of the MD's standard terms of sale. Since January 1, 2012 there have been no changes to MD's standard product warranties or any claims or complaints for defective products outside the normal course of business.

4.2 **By NLD.** NLD represents and warrants as follows and acknowledges that Seller is relying upon such representations and warranties in connection with the sale by Seller of the Shares:

(a) NLD is a company validly existing and in good standing under the laws of the New Jersey;

(b) NLD has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement by NLD has been duly authorized by all necessary action on the part of NLD; and this Agreement constitutes the legal, valid and binding obligation of NLD, enforceable against NLD in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or insolvency statutes or by a court acting as a court of equity;

(c) NLD is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument or charter provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the consummation of the transactions provided for herein; and

(d) NLD is purchasing the Shares for its own account for investment purposes.

5. Survival of Representations and Warranties

5.1 **MD.** The representations and warranties of MD contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall survive the consummation of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of NLD, shall continue in full force and effect for the benefit of NLD and any claim in respect thereof shall be made in writing:

(a) with respect to representations and warranties of MD, relating to matters other than tax matters, for a period of 18 months after the Closing Date; and

(b) with respect to representations and warranties of MD, relating to tax liability or other tax matters, within the period commencing on the Closing Date and expiring on the date on which the last applicable limitation period (without giving effect to any voluntary extension(s) hereafter granted by or on behalf of MD) under any applicable taxation legislation expires with respect to any fiscal year of MD which is relevant in determining any relevant tax liability of MD.

5.2 **NLD.** The representations and warranties of NLD contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of Seller, shall continue in full force and effect for the benefit of Seller and any claim in respect thereof shall be made in writing for a period of 18 months after the Closing Date.

5.3 **General.** The provision of this Section 5 respecting the expiration of claims periods is expressly subject to Section 10.3 hereof.

6. <u>[INTENTIONALLY LEFT BLANK]</u>

7. <u>Additional Agreements</u>

7.1 Seller shall remain an employee of MD after the Closing pursuant to the Employment Agreement as set forth as Exhibit 7.1.

7.2 Deliveries and Conditions Precedent to Closing

7.2.1 Conditions Precedent to the Obligation of NLD. The obligation of NLD to complete the transactions contemplated herein is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of NLD and may be waived by it in whole or in part):

(a) Completion of due diligence review to its reasonable satisfaction by March 1, 2013;

(b) The representations and warranties of MD contained herein shall be true and correct as at the Closing Date to the best of their knowledge;

(c) Seller and MD shall have performed all of their obligations under this Agreement to be performed by them on or prior to the Closing Date and Seller or MD shall not be in breach of any agreement on their part contained in this Agreement;

(d) All documents relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by MD and Seller of their obligations under this Agreement shall be satisfactory to NLD and its counsel and NLD shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to NLD and its counsel;

(e) Conversion or extinguishment at closing of the all Note Payable on MD's balance sheet with the exception of Paul Greenberg.. The Parties understand that Paul Greenberg currently is a lienholder as to the Shares, *inter alia*, being conveyed under this Agreement.

(f) Receipt of necessary approvals by the state or local authorities, as needed;

(h) If any of the conditions contained in Section 7.2.1 hereof shall not be fulfilled or performed at or before the Closing Date to the reasonable satisfaction of NLD, NLD may, by written notice to Seller, terminate all its obligations hereunder.

8. Conditions Precedent to closing:

8.1 Conditions Precedent Obligations to Seller. The obligation of Seller to complete the transactions contemplated hereunder is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of Seller and may be waived by them in whole or in part):

(a) NLD shall take any and all steps to ensure that any obligation of MD under the Merchant Agreement entered into by and between Yellowstone Capital, LLC and MD have been satisfied; within 120 days;

(b) NLD shall cause the Promissory Note executed as Exhibit A to a certain Loan Agreement by and between NLD and MD dated September 24, 2012 to be marked "Paid" and shall return the original Promissory Note, so marked, to Seller by or before the Closing Date;

(c) All documents relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings taken on or prior to the Closing

Date in connection with the performance by NLD of its obligations under this Agreement shall be satisfactory to Seller and their counsel and Seller shall have received copies of all such documents or other evidence as they may reasonably request in form and substance satisfactory to Seller and their counsel; If any of the conditions contained in Section 8.1 hereof shall not be fulfilled or performed on or before the Closing Date to the reasonable satisfaction of Seller, Seller may, by written notice to NLD, terminate all their obligations hereunder.

8.2 Conditions to the Seller and MD's Obligations. At closing, Seller and MD shall receive from NLD a certificate to the effect that:

(a) The accuracy in all material respects (except for those representations and warranties that are qualified by materiality or a material adverse effect qualifier, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of each NLD contained herein;

(b) All obligations, covenants and agreements of NLD required to be performed at or prior to the Closing Date shall have been performed;

(c) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement;

(d) The delivery by NLD of $50,000 cash at closing, as set forth in section 1.1(a);

8.3 **Conditions to NLD's Obligations.** At Closing, NLD shall receive a certificate of the MD to the effect that:

(a) the accuracy in all material respects (except for those representations and warranties that are qualified by materiality or a material adverse effect qualifier, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of the Seller or MD contained herein;

(b) all obligations, covenants and agreements of the Seller and MD required to be performed at or prior to the Closing Date shall have been performed;

(c) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement;

(d) nothing shall have occurred or been discovered prior to the Closing Date that would reasonably be expected, either individually or collectively, to have a materially adverse effect on the business, operations, financial condition, prospects or assets of the Seller and MD or their Affiliates Subsidiaries (a "Material Adverse Effect");

9. Termination

This Agreement may not be terminated at any time prior to the Closing Date referred to in Section 3 hereof by NLD or MD, unless specifically authorized herein.

10. Indemnification

10.1 Each party hereto agrees to indemnify and hold harmless the other party from and in respect of any cost, claim, loss, damage, liability or expense which such other party may suffer or incur, whether at law or in equity, arising out, resulting from or in connection with the inaccuracy of any representation or warranty contained herein, for the time periods provided in Section 5hereof.

10.2 No claim for indemnification will arise until written notice thereof is given to the party from whom indemnification is sought or claimed (the "Indemnitor"). Such notice shall be sent within a reasonable time following the determination by the party seeking indemnification (the "Indemnitee") that a claim for indemnity may exist. In the event that any legal proceedings shall be instituted or any claim or demand is asserted by any third person in respect of which either party may seek any indemnification from the other party, the Indemnitee shall give or cause to be given to the Indemnitor written notice thereof and the Indemnitor shall have the right, at its option and expense, to be present at the defense of such proceedings, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times remain with the Indemnitee, unless the Indemnitor irrevocably acknowledges full and complete responsibility for indemnification of the Indemnitee in respect of the subject claim, in which case the Indemnitor may assume such control through counsel of its choice; provided, however, that no settlement shall be entered into without the Indemnitee's prior written consent (which shall not be unreasonably withheld). The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

10.3 Notwithstanding anything in this Agreement to the contrary, the indemnity provided for in this Section 10 shall apply to any loss, claim, cost, damage, expense or liability, whether or not the actual amount thereof shall have been ascertained prior to the final day upon which a claim for indemnity with respect thereto may be made hereunder in accordance with Section 5 hereof, so long as written notice thereof shall have been given to the party from whom indemnification is sought prior to said date, setting forth specifically and in reasonable detail, so far as is known, the matter as to which indemnification is being sought, but nothing herein shall be construed to require payment of any claim for indemnity until the actual amount payable shall have been finally ascertained.

11. Notices

Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given when sent by certified or registered mail or by overnight courier or by hand, addressed to the addresses set forth on the first page of this Agreement or to such other address furnished by notice given in accordance with this Section 11.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. In the event there is any dispute between the parties as to their rights and obligations under this Agreement, the parties submit to the jurisdiction of any state or federal court sitting in the State and City of Hackensack, New Jersey and waive any defense of inconvenient forum to the maintenance of any action so brought.

13. Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. There are no verbal statements, representations, warranties, undertakings or agreements between the parties. This agreement may be amended only by an instrument in writing signed by both parties.

14. Time of the Essence

Time shall be of the essence of this Agreement.

15. Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which consent may be withheld in either party's sole and absolute discretion, except that NLD may assign its rights hereunder to an entity that is substantially owned by NLD without Seller' consent.

16. Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: ____________________
Morris Stodard, Shareholder

New Leaf Distribution, Inc.

By: ____________________
Name: David N. Fuselier
Title: Chairman, Chief Executive Officer and President

Master Distributors, Inc.

By: ____________________
Morris Stoddard, President